November 16, 1998




Securities and Exchange Commission
Washington DC  20549

Gentlemen:

Pursuant to the requirements of the Securities Exchange Act of 1934 we are transmitting herewith the attached amended Schedule 13D.

Sincerely,



Calvin S. Koonce


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Schedule 13D/A


VSE CORPORATION

COMMON STOCK

CUSIP  918284100



Date of event 11/6/98

ITEM #1
	NAME OF REPORTING PERSON
	S.S. NUMBER

					Calvin Scott Koonce
					###-##-####


ITEM #2
	NOT APPLICABLE



ITEM #3
	SEC USE ONLY


ITEM #4
	SOURCE OF FUNDS
			PF


ITEM #5
	NOT APPLICABLE


ITEM #6
	CITIZENSHIP
			US/RESIDENT OF MARYLAND



ITEM #7
	SOLE VOTING POWER

				400,873


ITEM #8
	SHARED VOTING POWER
				0




ITEM #9
	SOLE DISPOSTIVE POWER

				400,873


ITEM #10
	SHARED DISPOSITIVE POWER
				0


ITEM #11
	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

				400,873


ITEM #12
	NOT APPLICABLE


ITEM #13
	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

					18%

ITEM #14
	TYPE OF REPORTING PERSON

					IN


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After reasonable inquiry and to the beset of my knowledge and belief, I certify information set forth in this statement is truc, complete and correct.




/s/	Calvin S. Koonce

		February 12, 1998